Cowen Completes Acquisition of Specialist M&A Advisor Portico Capital Advisors

NEW YORK – December 16, 2021 – Cowen Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) today announced that it has completed its acquisition of Portico Capital Advisors (“Portico”), a leading M&A advisory firm focused on the Verticalized Software, Data, and Analytics sector. This transaction adds momentum to Cowen’s growing investment banking platform, further differentiating its advisory capabilities in high-growth industries. In addition, Portico clients now have access to the full breadth of Cowen’s capital markets, advisory, and research capabilities.

“We are very excited to close this strategic acquisition and welcome our new colleagues to Cowen. Portico expands Cowen’s TMT and Tech-Enabled Services investment banking offering, deepening our expertise, relationships and track record in another critically important sector with strong, long-term tailwinds,” said Larry Wieseneck, Co-President of Cowen and Company. “Today marks an exciting milestone for our teams and our clients, as we continue building a world-class, diversified banking platform at Cowen.”

Cowen and Portico management have implemented a transition and integration plan to provide seamless service to the combined firm’s clients. Effective today, Portico will operate under the joint Cowen-Portico brand.

All consideration is comprised of 75% cash and 25% stock. Other terms of the deal were not disclosed. This transaction is expected to increase Cowen’s M&A advisory revenues by approximately 20% in fiscal 2022.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division. The Company’s broker dealer division offers investment banking services, equity research, sales and trading, prime brokerage, global clearing and commission management services. Cowen’s investment management division builds on Cowen’s core insights by developing differentiated, actively managed investment strategies that seek to meet the dynamic needs of our clients. Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

Investor Relations Contact:
JT Farley
(646) 562-1056
james.farley@cowen.com

Media Contact:
Gagnier Communications
Dan Gagnier
(646) 569-5897
dg@gagnierfc.com